Exhibit 99.1

C-Chip Technologies Corporation 1155 Rene-Levesque West, Suite 2720, Montreal, Quebec, H4C 2C7 (514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

C-CHIP APPOINTS INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS SPECIALIST

*     Will ensure timely and comprehensive shareholder communications
*     Part of Company's overall communications strategy to support expected growth

Montreal, July 7, 2005 - C-Chip Technologies Corporation (OTCBB: CCHI) (Frankfurt WKN: 255471) a company focused on providing enterprise risk management services and solutions is pleased to announce the appointment of Montreal-based Zenergy Communications (www.zenergycom.com) as its investor relations and corporate communications advisors.

Zenergy's President and CEO, Linda Farha, brings over 15 years of experience and skills to C-Chip, and will assume a direct role in the strategic execution and leadership of the Company's overall communications, including management of all investor relations, public relations and corporate communications activities.

"As we continue to focus on the controlled growth of our Company, there is an increasing need to communicate our progress to all stakeholders, and to keep our shareholders informed of our expanding value proposition. I am confident that Linda's extensive experience will provide the support C-Chip will need during these transforming times, and beyond," said Stephane Solis, President and CEO of C-Chip Technologies.

Ms. Farha's firm currently supports a number of publicly-traded companies. Prior to establishing Zenergy, Ms. Farha held senior roles with a number of organizations including Boomerang Tracking, a public company providing asset recovery services throughout North America where she was Vice President, Marketing and Communications.

About C-Chip Technologies Corporation
C-Chip Technologies Corporation offers a comprehensive suite of enterprise risk management services and solutions. C-Chip itself is positioned in an emerging and rapidly growing industry that interconnects machines with IT infrastructures and mobile assets. Its unique technology enables the integration of wireless communications, online transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology, which allows business users to efficiently access, control, manage and monitor remote assets at low costs.

Through its wholly-owned subsidiaries, C-Chip also offers a range of risk management solutions and services. Avensys enables businesses and corporations to monitor different types of environments, including Air, Soil, Water as well as buildings and infrastructures. Canadian Security Agency (2004) Inc. and Chartrand Laframboise Investigation provide corporations and institutions with security services including corporate investigation, surveillance, electronic monitoring and protection of personnel and premises.

Detailed information about C-Chip's security services and risk management solutions are available on the Company's web site at www.c-chip.com.

Contact:

Mr. Stephane Solis	Ms. Linda Farha
President and CEO	President
C-Chip Technologies Corporation	Zenergy Communications
514-337-2447	514-273-4034
ssolis@c-chip.com	linda@zenergycom.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.